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                                                                    Exhibit 99.1



                              CCPC HOLDING COMPANY
                   COMPLETES ACQUISITION OF GENERAL HOUSEWARES


         ELMIRA, N.Y., and TERRE HAUTE, Ind., October 21, 1999 - CCPC Holding Company, Inc. (a subsidiary of CCPC Acquisition Corp.) and General Housewares Corp. (NYSE: GHW) today announced that CCPC Holding has successfully completed the previously announced acquisition of General Housewares.

         At a Special Meeting of Stockholders this morning, the holders of more than 83 percent of the common stock of General Housewares approved an Agreement and Plan of Merger, dated August 2, 1999, as amended, providing for the acquisition of all of the outstanding common stock of General Housewares for $28.75 per share in cash.

         The merger became effective this afternoon and, as a result of the merger, each share of common stock of General Housewares has been converted into the right to receive $28.75 in cash. Former holders of General Housewares common stock will be mailed a letter of transmittal with instructions about how to obtain this cash payment.

         Since September 16, 1999, Corning Consumer Products Company has also managed the housewares businesses of EKCO Group, Inc., acquired by CCPC Acquisition in a separate transaction.



                                     (More)

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CCPC/  -2-

         "With this transaction we begin to realize our vision of becoming a powerhouse in the kitchen housewares category," said Peter F. Campanella, President and Chief Executive Officer of Corning Consumer Products Company (also a subsidiary of CCPC Holding), which will manage the General Housewares business. "With the framework in place, our goal now is to seamlessly integrate General Housewares, EKCO and CCPC into a singularly focused organization, using our new size and scope in order to deliver more value to our retail partners and a continuous stream of innovative, quality products to consumers."

         Paul A. Saxton, who has served as Chairman, President and Chief Executive Officer of General Housewares, said, "This is a terrific transaction for General Housewares' shareholders. Our shareholders have overwhelmingly endorsed the $28.75 cash consideration for their shares. The great majority of our employees will be working for a larger company, with more opportunity for career advancement. And our customers and consumers will benefit from the marketing of General Housewares' products alongside the well-known Corning Consumer brands.

         "I want to take this opportunity to thank, in a public forum, our customers for their loyalty, our shareholders for their patience, our employees for their efforts, and our Board of Directors for their dedicated service," Mr. Saxton continued. "They have all made the company what it is today."

         General Housewares Corp. is a leading manufacturer, marketer and distributor of products for the housewares and craft/hardware markets. Among its key brands are Chicago


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Cutlery, OXO kitchen tools, Olfa precision cutting tools, Grilla Gear outdoor accessories and OLO rolling scissors. Annual sales were $97 million in 1998.

CCPC/ -3-

         Corning Consumer Products Company, headquartered in Elmira, N.Y., markets houseware products under the Corningware, Corelle, Revere, Pyrex and Visions brand names. The company posted sales of $533 million in 1998.


         EKCO Group key brands include EKCO, Baker's Secret and Farberware bakeware and EKCO kitchenware.



                                      -30-



         MEDIA CONTACT:                              FINANCIAL CONTACTS:

         David T. Lanzillo                           Anthony P. Deasey
         Corning Consumer Products                   Corning Consumer Products
         607-377-8259                                607-377-8005
         lanzillodt@ccpci.com
                                                     Raymond J. Kulla
                                                     General Housewares
                                                     812-232-1000  Ext. 5289



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